Exhibit 10.4

Private & Confidential

Dated October 29, 2018

GLOBAL SHIP LEASE SERVICES LIMITED

as Commercial Managers

and

CONCHART COMMERCIAL INC.

as Advisers and Brokers

and

GLOBAL SHIP LEASE, INC.

as Guarantor

DEED OF COMMERCIAL ADVISORY SERVICES

AND EXCLUSIVE BROKERAGE SERVICES

Contents

Clause		Page

1	Interpretation	4

2	Appointment	8

3	Duty of Conchart	9

4	Brokerage Services	9

5	Attorney for Brokerage Services	10

6	Limits on authority of Conchart in respect of the Brokerage Services	11

7	Commercial Advisory Services	11

8	Brokerage Fee	12

9	Budgets and Management of Funds	14

10	Conchart’s Right to Sub-Contract	14

11	Responsibilities	14

12	General Administration	16

13	Compliance with Laws and Regulations	17

14	Duration	17

15	Termination	18

16	Notices	22

17	Entire Agreement	23

18	Partial Validity	23

19	Confidentiality	23

20	Acts of the Technical Manager	24

21	Assignment and Transfer	24

22	Governing Law and Jurisdiction	25

23	Guarantee	26

24	Date of commencement of this Agreement	26

Schedule 1 Vessels		27

Schedule 2 List of Approved Charterers		28

Schedule 3 List of Vessel Existing Charterparties		29

SIGNATORIES		30

THIS DEED is dated                                 2018, is effective as of the Effective Date (as hereinafter defined) and made BETWEEN:

(1)	GLOBAL SHIP LEASE SERVICES LIMITED, a company incorporated in England with its registered office at 150 Aldersgate Street, London EC1A 4AB, United Kingdom (GSLS);

(2)

CONCHART COMMERCIAL INC., a corporation incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH96960 (Conchart); and

(3)

GLOBAL SHIP LEASE, INC., a corporation incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH96960 (GSL);.

WHEREAS:

(A)	GSLS is the commercial manager of the Vessels.

(B)	GSLS wishes to appoint Conchart:

(i)	as its sole and exclusive broker to provide the Brokerage Services; and

(ii)	to provide the Commercial Advisory Services,

and the Brokerage Services and the Commercial Advisory Services shall be governed by the terms of this Deed.

1	Interpretation

1.1	Definitions

In this Deed (including the Recitals), unless the context otherwise requires:

Affiliate means, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with that Person.

Approved Charterers means the Persons set out in Schedule 2 (List of Approved Charterers) or such other person agreed by GSLS and Conchart from time to time and reflected in a revised Schedule 2 signed and dated by both GSLS and Conchart.

Board of Directors means the board of directors of GSLS as the same may be constituted from time to time.

Brokerage Services means the services specified in clause 4 (Brokerage Services) and any other brokerage functions performed by Conchart as the sole and exclusive broker of GSLS under the terms of this Deed.

Brokerage Fee means the fee payable by GSLS in respect of the Brokerage Services and set out in clauses 8.1 to 8.3.

Business Day means a day on which banks are open for normal banking business in each of Athens and London (excluding Saturdays and Sundays).

Change in Majority Interests or Control means:

(i)

a transaction or series of transactions involving the sale, transfer or other disposition of equity interests in GSLS or in any of its direct or indirect parent companies (including, without limitation, any transfer by the current owners of equity interests in GSL to one or more Persons that are not, immediately prior to such sale, Affiliates of GSL, of more than 50% of the beneficial equity or voting interests in GSLS or in any of such parent companies;

(ii)

a transaction or series of transactions involving the sale, transfer or other disposition of all or substantially all of the assets of GSLS or any of its direct or indirect parent companies (including, without limitation, GSL) to one or more Persons that are not, immediately prior to such sale, transfer, or other disposition, Affiliates of GSL; or

(iii)

any merger, consolidation or other business combination of GSLS or any of its direct or indirect parent companies (including, without limitation, GSL) in which the current owners of equity interests in GSL immediately after such transaction cease to own more than 50% of the equity or voting interests in GSL (or equity or voting interests of its successors) or GSL ceases to directly or indirectly own more than 50% of the equity or voting interests in GSLS or its parent companies (or equity voting interests of their successors ) as a result of such transaction; or

(iv)	George Giouroukos’ employment as Executive Chairman of GSL is terminated by GSL.

Chartering Committee means the chartering committee of GSLS established in accordance with Article 18(v) of GSLS’ articles of association which has been granted limited authority by the Board of Directors to negotiate and enter into charters or other employment arrangements for the Vessels on behalf of the Vessel Owners without the prior written approval of the Board of Directors.

CMA CGM means CMA CGM S.A., a French company.

CMA CGM Charter Brokerage Fee means the fee payable by GSLS to Conchart in respect of any new charter for a Vessel entered into by CMA CGM or any of its Affiliates and set out in clause 8.3.

CMA Vessels means the Vessels other than the Non-CMA Vessels.

Commercial Advisory Services means the services specified in clause 7 (Commercial Advisory Services) and any other commercial advisory services performed by Conchart under the terms of this Deed.

Conchart Change of Control means:

(i)

a transaction or series of transactions involving the sale, transfer or other disposition by George Giouroukos to one or more Persons that are not, immediately prior to such sale, Affiliates of George Giouroukos, of more than 50% of the equity interests in Conchart; or

(ii)

any merger, consolidation or other business combination of Conchart as a result of which George Giouroukos immediately after such transaction ceases to own more than 50% of the equity interests in Conchart (or equity interests of its successors) as a result of such transaction.

Confidential Information means all information (of whatever nature and however recorded or preserved) which:

(a)

was disclosed by GSLS to Conchart, whether before or after the date of this Deed, as a result of the discussions leading up to this Deed, entering into this Deed or the performance of this Deed and is designated as “confidential information” by GSLS at the time of disclosure; or

(b)

is information which relates to existing or proposed operations, business plans, market opportunities and business affairs of GSLS or its Affiliates and is clearly confidential from its nature and/or the circumstances in which it was imparted would be regarded as being confidential by a reasonable business person; or

(c)

is clearly confidential from its nature and/or the circumstances in which it was imparted, and including information which relates to the commercial affairs, business (including but not limited to any information considered to be price sensitive information by GSLS), finances, infrastructure, products, services, developments, inventions, trade secrets, know-how, personnel, or contracts of, and any other information relating to, GSLS or its Affiliates (or its or their customers); or

(d)	any information referred to in (a) to (c) above disclosed on GSLS’ behalf by its Affiliates; and

(e)	information extracted, copied or derived from information referred to in (a) to (d) above.

Control or Controlling or Controlled by means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Crew means the master, officers and ratings of a Vessel.

Dollars and US$ means the lawful currency of the United States of America.

Governmental Entity means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant.

Non-CMA Vessels means the Vessels named OOCL Qingdao and GSL Ningbo as at the date of this Deed.

Parties means the Parties to this Deed.

Person means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organisation.

Power of Attorney means the power of attorney granted to Conchart pursuant to clause 5 (Attorney for Brokerage Services).

Relevant Vessel means:

(a) a Non-CMA Vessel; or

(b) a CMA Vessel which at any time during the period beginning on the date hereof and ending immediately preceding the new charter referred to in clause 8.3 (the Relevant Period) was chartered by the relevant Vessel Owner to a Person other than CMA CGM or any of its Affiliates; or

(c) a CMA Vessel with respect to which, at any time during the Relevant Period, more than thirty (30) days have elapsed between (x) the redelivery of such Vessel under the relevant Vessel Owner’s pre-existing charter with CMA CGM or its Affiliates and (y) the date of a new charter, or a recap agreement for a new charter, of such Vessel with CMA CGM or any of its Affiliates.

For the purposes of this definition the current list of Vessels and their existing charterparties is set forth in Schedule 4 (List of Vessels and their Existing Charterparties) attached hereto.

Subsidiary(ies) means, with respect to any Person:

(a)

a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination by such Person, by one or more Persons Controlled by such Person or a combination thereof,

(b)

a partnership (whether general or limited) in which such Person or a Person Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more Persons Controlled by such Person, or a combination thereof, or

(c)

any other Person (other than a corporation or a partnership) in which such Person, one or more Persons Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination has:

(iii)	at least a majority ownership interest; or

(iv)	the power to elect or direct the election of a majority of the directors or other governing body of such Person.

TCMC means Technomar Crew Management Corporation, a crew manning company affiliated to the Technical Managers with a registered office in Manila, Philippines.

Technical Managers means Technomar Shipping Inc., a Liberian corporation.

Technical Management Agreement means, with respect to a Vessel, the agreement with respect to technical management services between the registered owner of such Vessel and the Technical Managers.

Vessel means each vessel set out in Schedule 1 (Vessels), and Vessels means any or all of them.

Vessel Owner means, with respect to a Vessel, the registered owner of that Vessel.

1.2	Construction

(a)	the headings and the table of contents are for convenience only and do not form part of this Deed or affect its interpretation;

(b)	references to a Party include that Party’s successors in title and permitted assigns;

(c)	references to any statute or statutory provision include:

(i)	any subordinate legislation made under it; and

(ii)

any provision amending it or re-enacting it (whether with or without modification) which is the same as, or substantially similar to, the obligations imposed by the specified statute or statutory provision;

(d)	words such as other, including and in particular are not words of limitation;

(e)	references to clauses and Schedules are to clauses of, and Schedules to, this Deed;

(f)	references to this Deed or any other document are to this Deed and that document as from time to time amended, restated, novated or replaced;

(g)	references to words importing the singular include the plural and vice versa, words importing a gender include every gender;

(h)

references to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but compliance with which is customary) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(i)	no term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party except to the extent provided in clause 11.3 and 11.4.

2	Appointment

2.1

GSLS hereby appoints Conchart, upon and subject to the terms and conditions of this Deed, to perform the Brokerage Services and to provide the Commercial Advisory Services unless and until such time as this Deed is terminated as provided herein.

2.2

Conchart hereby accepts GSLS’ appointment and hereby agrees to perform the Brokerage Services and to provide the Commercial Advisory Services to GSLS upon and subject to the terms and conditions of this Deed unless and until such time as this Deed is terminated as provided herein.

3	Duty of Conchart

3.1

Conchart undertakes to use its best endeavours to provide the Brokerage Services and the Commercial Advisory Services to GSLS in accordance with sound brokerage and management practice respectively and to protect and promote the interests of GSLS in all matters relating to the Brokerage Services and the Commercial Advisory Services. In performing and discharging its obligations, duties and liabilities under this Deed, Conchart shall act in accordance with all instructions communicated to it by GSLS and Conchart shall at all times serve GSLS faithfully and diligently.

3.2

Notwithstanding anything herein to the contrary and for the avoidance of doubt, the parties acknowledge that Conchart shall continue to act as a commercial manager (including performing brokerage functions) with respect to (i) vessels owned or operated by persons or entities other than GSL, GSLS or their respective Subsidiaries and (ii) vessels owned or operated by GSL, GSLS or their respective Subsidiaries other than the Vessels. In addition, and notwithstanding clause 3.1, in the performance of its responsibilities under this Deed, Conchart shall be entitled to have regard to its overall responsibility in relation to all other vessels as may from time to time be entrusted to it as commercial manager and in particular, but without prejudice to the generality of the foregoing, Conchart shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances it considers in its discretion (reasonably exercised) to be fair and reasonable, but in no circumstances shall any of the Vessels be served in a manner which is less favourable to the interests of GSLS and the Vessel Owners.

3.3

In the performance and discharge of its obligations, duties and liabilities under this Deed, Conchart shall take care not to exceed the authority given by GSLS under the terms of this Deed and shall act at all times in accordance with GSLS’ instructions.

3.4

Notwithstanding anything contained herein to the contrary, Conchart shall at all times devote a sufficient amount of its time, resources and personnel to provide the Brokerage Services and the Commercial Advisory Services contemplated by this Deed.

3.5

In providing the Brokerage Services and the Commercial Advisory Services, Conchart will at all times comply with, without limitation, the U.S. Foreign Corrupt Practices Act, any applicable country legislation implementing the OECD Convention on combating Bribery of Foreign Public Officials in International Business Transactions, and the UK Bribery Act 2010, and any other laws or regulations relating to anti-bribery, anti-terrorism, economic sanctions and anti-money laundering, to the extent applicable. Conchart shall not engage in any activity, practice or conduct which constitutes a breach of any of the foregoing; in addition, Conchart shall not employ any person, nor subcontract with any person or entity, to perform or discharge any of its obligations under this Deed if that person or entity is designated or identified as a Specially Designated National, a Person subject to sanctions that prohibit all dealings or restrict dealings with such Person, a foreign terrorist organization or an organisation that provides support to a foreign terrorist organization by the United States Government or any branch or department thereof (including, but not limited to, the Office of Foreign Asset Control).

4	Brokerage Services

4.1

Subject to the terms and conditions of this Deed, Conchart shall act as GSLS’ sole and exclusive brokers for the Vessels in accordance with GSLS’ instructions, which shall include but not be limited to:

(a)

marketing the Vessels for sale, and providing evaluations of possible future earnings and periods of employment for any of the Vessels that will become available for further employment and for vessels that GSL or any of its Subsidiaries are considering or negotiating to purchase; and

(b)	seeking and negotiating employment for each of the Vessels, including the negotiation and execution of a charter (subject always to GSLS’s instructions regarding trading restrictions to a Vessel),

together, the Brokerage Services. GSLS and GSL shall not appoint, and GSLS and GSL shall cause their Subsidiaries not to appoint, any Person to perform any brokerage functions on its behalf other than Conchart.

5	Attorney for Brokerage Services

Grant of Power of Attorney

5.1

Subject always to Conchart’s compliance in full with clause 5.2 below, GSLS irrevocably appoints Conchart to be its attorney (with full powers of substitution and delegation) in its name and on its behalf to do all things which Conchart, acting in its capacity as attorney for GSLS (subject always to the customary oversight and supervision of GSLS and the Chartering Committee or the Board of Directors, as applicable), may consider necessary or desirable to enable it to seek, negotiate and enter into employment for any of the Vessels, including the negotiation and execution of charterparties or other legally binding employment arrangements, provided always that such charter or such other employment arrangement:

(a)	does not exceed 15 (fifteen) months in duration, such period to include optional extensions (or any early termination of such charters);

(b)

is entered into at a market rate on market terms (as determined in Conchart’s reasonable discretion) with an Approved Charterer (subject always to GSLS’ right to request that Conchart provide GSLS with any obtained references for the potential Approved Charterer’s reputation and its past performance);

(c)	shall not be entered into with any sanctioned country or Person; and

(d)	shall not require the Vessel to operate in any war zone or operate outside of or otherwise breach international navigating limits unless permitted by the Vessel’s insurers.

the Power of Attorney.

5.2

Conchart shall not enter into any employment for any of the Vessels pursuant to the powers granted to it under the Power of Attorney unless and until such time as one of the Directors on the Chartering Committee has issued written approval (which may be by way of email) for the proposed employment. Each such written approval shall be deemed confirmation that the terms of the proposed employment of any such Vessel will not cause GSL or any of its Subsidiaries to breach the terms of any financing agreement or indenture (or other form of note or bond issuance agreement) or security granted pursuant to the terms thereof and any other document ancillary thereto.

5.3

In exercising the Power of Attorney, Conchart shall have authority to take such actions as it may from time to time (in its absolute discretion) consider to be necessary to enable them to perform the Brokerage Services in accordance with sound ship brokerage practice, including but not limited to compliance with all relevant rules and regulations.

5.4	GSLS ratifies and confirms and agrees to ratify and confirm whatever Conchart lawfully does or purports to do in the exercise of its powers under the Power of Attorney.

6	Limits on authority of Conchart in respect of the Brokerage Services

6.1

The following Brokerage Services do not fall within the scope of the Power of Attorney and shall always be subject to the prior consent and written approval of the Board of Directors or the Chartering Committee, as applicable:

(a)	the acquisition of any vessel or the sale of any Vessel;

(b)	any charter or other employment arrangement of a Vessel in respect of which any one or more of the facts and circumstances described in clause 5.1(a) to (e) inclusive shall not apply; and

(c)	the entry into any other commercial activity outside the scope of the Power of Attorney.

7	Commercial Advisory Services

7.1

Conchart shall provide commercial advisory services to GSLS from time to time and shall provide advice and make recommendations to GSLS for its consideration in order to assist GSLS with its commercial management of the Vessels.

7.2

Conchart shall act always in accordance with GSLS’ instructions when performing the Commercial Advisory Services and shall not have any express or implied authority to bind GSLS or otherwise make any decisions regarding the commercial management of any of the Vessels.

7.3	The services to be provided by Conchart pursuant to this clause 7 shall include:

(a)	providing advice on market developments and keeping GSLS advised regularly of recent market developments and fixture reports;

(b)

providing advice on developments related to new rules and regulations with respect to trading and cargo restrictions, including those issued by the United States and any such regulations issued by the United Nations, and including recommendations from recognised shipping entities such as the IMO, Bimco and the National Shipbrokers Association;

(c)

participating in and providing advice with respect to international events organised by various national and international bodies, shipping forums, workshops and conferences, where charterers, brokers and/or various agents meet to exchange information and discuss market developments;

(d)

co-ordinating with the charterers of the Vessels and the Technical Managers with respect to arranging for the provision of bunker fuels quantity as required for each Vessel’s trade and relevant charter;

(e)	providing voyage estimation and assistance in the calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessels;

(f)	assisting GSLS with the collection of any sums due to the Vessel Owners relating to the commercial operation of the Vessels;

(g)	conveying voyage instructions issued by charterers to the Technical Managers and monitoring compliance with the provisions of the relevant charter;

(h)

communicating with agents, whenever it is deemed necessary, to collect information relating to a Vessel’s position and cost related issues or other information needed for any commercial evaluation or estimation;

(i)

advising on the terms of any ship sale and purchase agreement and continuing to provide advice with respect to the sale and purchase transaction until the completion of transfer of title to the vessel under the sale and purchase agreement or its termination;

(j)

acting always in accordance with GSLS’ instructions, arranging the pre-purchase inspection of a vessel, arranging the pre-purchase class records inspections of a vessel and arranging the preparation of the pre-purchase reports; provided, however, that Conchart may subcontract the services described in this Clause 7(j) to the Technical Managers; and provided, further, that GSLS shall reimburse to Conchart and/or the Technical Managers any expenses incurred by Conchart and/or the Technical Managers in relation to such services;

(k)	coordinating with the Technical Managers with respect to:

(i)	the obligations of a Vessel Owner under the relevant Technical Management Agreement;

(ii)

consolidation of accounts, budgets and other materials as may be requested by the GSLS with respect to a Vessel for which the Technical Managers provide technical management services under the relevant Technical Management Agreement; and

(iii)	the scope of management services required of the Technical Manager under a Technical Management Agreement in relation to any charter of a Vessel;

(l)

assisting with the preparation of consolidated accounts as may be reasonably requested by GSLS and incorporating and consolidating individual accounts for each Vessel prepared by the Technical Managers; provided, however, that Conchart may subcontract the services described in this Clause 7 (l) to the Technical Managers; and

(m)	delivering to the Technical Managers a copy of each charter for a Vessel,

together, the Commercial Advisory Services.

8	Brokerage Fee

8.1

GSLS shall pay to Conchart, who shall be named (i) broker in each charterparty (or equivalent agreement) providing for the charter fixture of a vessel, or (ii) broker in each memorandum of agreement (or equivalent agreement) providing for the sale and purchase of a Vessel, a commission of (i) one and one quarter percent (1.25%) on all monies earned by the relevant Vessel Owner on each charter fixture of a Vessel and (ii) one percent (1.00%) based on the sale and purchase price for any sale and purchase of a Vessel (directly or via sale of a Controlling interest in the relevant Vessel Owner) (the Brokerage Fee), which shall be payable:

(a)	on receipt of the sales proceeds, freights, demurrage, or hire by the Technical Managers or the relevant Vessel Owner (as the case may be); and

(b)	on the delivery date of any vessel purchased,

and be payable to the following nominated account of Conchart:

USD Current Account:	05-25533-006
IBAN:	DE07 2012 0000 0525 5330 06

Address:	Berenberg
Neuer Jungfernstieg 20 20354 Hamburg / Germany

Fax numbers:	+49 - 40 - 350 60 900 (General line)
+49 - 40 - 350 60 905 (Internal. Shipping Department)

S.W.I.F.T. address:	BEGODEHH

Routing of USD payments into your account with us:

In order to avoid any delay and any additional charges USD payments into your account with us should be routed as follows:

Beneficiary:	Conchart Commercial Inc
Account:	05-25533-006
Payment by:	direct S.W.I.F.T. MT103 without inter1nediaty of another bank in Germany
To Beneficiary’s Bank:	Berenberg, Hamburg, S.W.I.F.T. address BEGODEHH
Cover Payment:	by S.W.I.F.T. MT202COV with same day value to the account of Berenberg, Hamburg, with JPMorgan Chase Bank, New York, S.W.I.F.T. address CHASUS33

8.2

Subject to Section 8.3, GSLS shall not pay a Brokerage Fee to Conchart for any charter of a CMA Vessel in effect as of the date hereof and neither shall a Brokerage Fee be paid to Conchart if such charter of a CMA Vessel is extended or amended.

8.3

GSLS shall pay to Conchart a commission at 0.75% if CMA CGM or any of its Affiliates enters into a new charter for a Relevant Vessel (the CMA CGM Charter Brokerage Fee). However, no CMA CGM Charter Brokerage Fee will be payable by GSLS to Conchart if CMA CGM or its Affiliate waives its own address commission in such charter.

8.4

Conchart shall, at no extra cost to GSLS, provide its own office accommodation, office staff, facilities and stationery. Without limiting the generality of this Clause 8, GSLS shall reimburse Conchart for reasonable postage, communication, travelling and accommodation expenses and other reasonable out of pocket expenses properly incurred by Conchart in the performance of the Brokerage Services and the Commercial Advisory Services, including travelling in order to assist in settlements of disputes and outstanding accounts following a request by GSLS, it being understood that Conchart shall not incur any such expenses in an aggregate amount in excess of US$20,000 in any calendar month without the prior written consent of GSLS.

8.5	GSLS shall pay all sums due to Conchart punctually in accordance with the terms of this Deed.

Expenses paid by Conchart on behalf of GSLS

8.6

All expenses incurred by Conchart under the terms of this Deed on behalf of GSLS (including the expenses described in clause 8.4) will be arranged to be paid to Conchart by the Technical Managers using amounts standing to the credit of the bank account referred to in Clause 11(a) of the Technical Management Agreement.

9	Budgets and Management of Funds

9.1	Conchart shall assist GSLS to prepare a budget with forecasts for gross and net revenues per Vessel.

9.2

Notwithstanding anything contained herein, Conchart shall in no circumstances be required to use or commit their own funds to finance the provision of the Brokerage Services or the Commercial Advisory Services.

10	Conchart’s Right to Sub-Contract

Except as expressly permitted under Clauses 7.3(j) and 12.4, Conchart shall not subcontract any of their obligations hereunder without the prior written consent of GSLS. If GSLS consents to any such sub-contract, Conchart shall remain fully liable for the due performance of their obligations under this Deed. For sake of clarity, it is agreed that the involvement of brokers for concluding/fixing any charter is not to be considered as subcontracting.

11	Responsibilities

Force Majeure

11.1

Neither Party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the Party invoking force majeure is prevented or hindered from performing any or all of its obligations under this Deed, provided it has made all reasonable efforts to avoid, minimise or prevent the effect of such events and/or conditions:

(a)	acts of God;

(b)	any requisition, control, intervention, requirement or interference by a Governmental Entity;

(c)	any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(d)	riots, civil commotion, blockades or embargoes;

(e)	epidemics;

(f)	earthquakes, landslides, floods or other extraordinary weather conditions; or

(g)	strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the Party seeking to invoke force majeure;

(h)	fire, accident, explosion except where caused by negligence of the Party seeking to invoke force majeure; and

(i)	any other similar cause beyond the reasonable control of either Party.

Liability to GSLS

11.2

Without prejudice to clause 11.1, Conchart shall be under no liability whatsoever to GSLS for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel), and howsoever arising in the course of performance of the Brokerage Services and/or the Commercial Advisory Services UNLESS the same is proved to have resulted solely from:

(a)

the persistent and/or continuing negligence of Conchart which causes material losses and/or material additional expense to GSLS for a period of 3 (three) calendar months or more following a written notice from GSLS that it is dissatisfied with the performance of Conchart due to such negligence and stating the deficiencies to be remedied, provided however, that Conchart shall not be deemed to have acted negligently if the deficiencies arise or are continuing due to circumstances beyond the control of Conchart, the Technical Managers and TCMC, or if Conchart is taking reasonable steps to remedy such deficiencies; or

(b)	the gross negligence or wilful default of Conchart or its employees or agents, or sub-contractors employed by them in connection with a Vessel,

in which case (save where loss, damage, delay or expense has resulted from Conchart’s personal act or omission committed with the intent to cause the same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) Conchart’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of (A) three (3) times the average monthly Brokerage Fees payable under clause 8.1 for the twelve (12) months preceding such incident(s) with respect to such liability arising under the foregoing sub-clause (a) or (B) ten (10) times the average monthly Brokerage Fees payable under clause 8.1 for the twelve (12) months preceding such incident(s) with respect to such liability arising under the foregoing sub-clause (b).

Indemnity

11.3

Except to the extent, and solely for the amount that Conchart would be liable under clause 11.2, GSLS hereby undertake to keep Conchart and its employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Deed, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which Conchart may suffer or incur (either directly or indirectly) in the course of the performance of this Deed.

Himalaya

11.4

It is hereby expressly agreed that no employee or agent of Conchart (including every sub-contractor from time to time employed by Conchart) shall in any circumstances whatsoever be under any liability whatsoever to GSLS for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his, her or its part while acting in the course of or in connection with his, her or its employment and, without prejudice to the generality of the foregoing provisions in this clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to Conchart or to which Conchart is entitled hereunder shall also be available and shall extend to protect every such employee or agent of Conchart acting as aforesaid and for the purpose of all the foregoing provisions of this clause 11 Conchart is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be its servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be Parties to this Deed.

12	General Administration

12.1

Conchart shall keep GSLS informed on a timely basis of any incident of which Conchart becomes aware which gives or may give rise to material delay to the Vessel or material claims or disputes involving third parties.

12.2

Conchart shall assist with the handling and settlement of claims and disputes arising out of the Brokerage Services or the Commercial Advisory Services hereunder, unless GSLS instructs Conchart otherwise.

12.3

On giving reasonable notice with respect to proposed dates and the scope of inquiry, GSLS may request, and Conchart shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Deed and Conchart shall permit GSLS during regular business hours to inspect Conchart’s premises, audit records and accounts and meet with executive personnel.

12.4

(a)

Conchart shall assist in providing monthly financial reports, or other necessary reports reasonably required, to enable GSL to fulfil on a timely basis any applicable reporting requirement that is or may become applicable to it, or its successors, provided that GSLS have given Conchart advance written notice of which reports are so required, the form and content required for such reports and reasonably sufficient time to hire or retain additional personnel to prepare such reports; and provided further that Conchart and GSLS have agreed on the additional costs and expenses to be borne by GSLS and paid to Conchart for performing such services.

(b)

If GSLS determines in its sole discretion that GSL will likely be unable to, or be unable to without an unreasonable effort or expense, timely file any public reports or believe GSL is likely to receive a “material weakness” qualification from its auditors with respect to its internal controls, in either case due to Conchart’s failure or probable failure to provide the necessary information within the required timeframe, then Conchart hereby agrees to give authorized employees of GSLS, their accountants or other designated personnel or advisors access to such documents, books, records, data other information and staff of Conchart and their Affiliates (for the avoidance of doubt only being the Technical Manager and TCMC), and related to the matters covered by, or services provided by Conchart under, this Deed as is reasonably required to permit GSL to timely meet any reporting obligations to which it is at any time obligated, or chooses to comply, or to remedy the deficiency with respect to its internal controls as required, or as may be required, by Section 404 of the U.S. Sarbanes Oxley Act.

(c)

Conchart further agrees to cause their Affiliates (being limited to the Technical Managers and TCMC ) and their employees to cooperate with the designated representatives, and the designated representatives shall be entitled to meet with such employees and/or request information from such Affiliates (being limited to the Technical Managers and TCMC ) or the employees, in order to obtain information in respect of the matters covered by this Deed that is reasonably necessary to permit GSL to timely meet any reporting obligations to which they are at any time obligated, or choose to comply, or to remedy the deficiency with respect to their internal controls as required, or as may be required, by Section 404 of the U.S. Sarbanes Oxley Act.

(d)

Notwithstanding anything to the contrary, neither Conchart nor their Affiliates (being limited to the Technical Managers and TCMC ) or their respective employees shall be required to provide any information that is not in respect of the matters covered by, or services provided by Conchart under, this Deed.

(e)

GSLS shall bear all costs and expenses associated with the designated representatives’ services. Notwithstanding anything to the contrary contained herein, Conchart shall not be liable for any failure to provide on a timely basis the reports required hereunder so long as Conchart has otherwise complied with the provisions under this clause 12.4; provided, however, Conchart may subcontract the services described in this clause 12.4 to the Technical Manager.

12.5

On giving reasonable notice, Conchart may request, and GSLS shall in a timely manner make available, all documentation, information and records reasonably required by Conchart to enable them to perform the Brokerage Services and the Commercial Advisory Services.

12.6	Any reasonable costs incurred by Conchart in performing and discharging its obligations under this clause 12 shall be reimbursed by GSLS.

13	Compliance with Laws and Regulations

13.1

The Parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the flag state of any of the Vessels, or of any place where a Vessel trades, nor shall either of the Parties act in any manner which is prohibited under United States laws or regulations related to foreign trade controls.

13.2

In performing its obligations under this Deed, Conchart shall, and shall use all reasonable endeavours to procure that its Affiliates and sub-contractors shall, comply in all material respects with GSLS’ or GSL’s written policies that are directly applicable to Conchart’s provision of Commercial Advisory Services and Brokerage Services and are made known to Conchart in advance in writing, which shall include, but not be limited to, GSLS’ or GSL’s Anti-slavery and Human Trafficking Policy, Corporate and Social Responsibility Policy, Anti-bribery and Anti-corruption Policy, Business Ethics Policy, Data and Privacy Policy and Business Conduct Policy and any other policies of GSLS or GSL that are so applicable from time to time.

14	Duration

14.1

This Deed shall come into effect on the date of this Deed and shall continue for a minimum period of three (3) calendar years (the Minimum Contract Period). Either Party may give not less than six (6) months’ written notice to the other during the Minimum Contract Period that the Deed is to be terminated at the expiry of the Minimum Contract Period.

14.2

Following the expiry of the Minimum Contract Period, and provided that neither Party has issued a termination notice pursuant to clause 14.1, this Deed may be terminated by either Party by giving no less than six (6) months’ written notice to the other.

14.3	Notwithstanding clause 14.1 and 14.2 above, this Deed may be terminated by either Party at any time in accordance with clause 15 (Termination).

15	Termination

GSLS or Conchart Default

15.1

If either Party fails to meet their obligations under this Deed, the other Party may give notice to the defaulting Party requiring it to remedy it. In the event that the defaulting Party fails to remedy within a reasonable time to the reasonable satisfaction of the other Party, that other Party shall be entitled to terminate this Deed with immediate effect by giving notice to the defaulting Party.

15.2

Unless caused by the act or omission of Conchart, if GSLS proceeds with the employment of or continues to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of Conchart is unduly hazardous or improper, Conchart may give notice of the default to GSLS, requiring it to remedy it as soon as practically possible. In the event that GSLS fails to remedy it within a reasonable time to the satisfaction of Conchart, Conchart shall be entitled to terminate this Deed with immediate effect by notice.

15.3	[Intentionally omitted]

15.4

Conchart shall be entitled to terminate the Deed with immediate effect by giving notice to GSLS if any monies payable by GSLS under the terms of this Deed shall not have been received in Conchart’s nominated account within thirty (30) days of receipt by GSLS of Conchart’s written request, or if the Vessel is repossessed by a mortgagee.

Conchart’s Default

15.5

GSLS may terminate this Deed for Cause (as hereinafter defined), but only after GSLS has provided Conchart with notice of such Cause and such Cause has not been cured within twenty (20) days of such notice; provided, however, that if any Cause is incapable of being cured, then no notice and cure period shall be required.

15.6	Cause means any of the following:

(a)	Conchart:

(i)

persists and/or continues to be negligent in their performance of the Brokerage Services and/or the Commercial Advisory Services which causes material losses and/or material additional expense GSLS for a period of 3 (three) calendar months or more following a written notice from GSLS that it is dissatisfied with the performance of Conchart due to such negligence and stating the deficiencies to be remedied, provided however, that Conchart shall not be deemed to have acted negligently if the deficiencies arise or are continuing due to circumstances beyond the control of Conchart, the Technical Managers and TCMC or if Conchart is taking reasonable steps to remedy such deficiencies; and/or

(ii)	is or has been grossly negligent in its performance of the Brokerage Services or the Commercial Advisory Services; and/or

(iii)	has engaged in wilful misconduct and/or bad faith and/or fraud;

(b)	Conchart wilfully fails to cooperate in any government, agency, regulatory or external self-governing body investigation that could have a material adverse effect on GSLS;

(c)

Conchart or any of its directors, officers or employees are convicted or plead nolo contendere to a felony or a misdemeanour involving moral turpitude that is reasonably likely to have a material adverse effect on GSLS;

(d)

Conchart or any of its directors, officers or employees commit any material violation of any U.S. federal law regulating securities or the business of GSL or GSLS without having relied on the legal advice of GSLS’ counsel to perform or omit to perform the act resulting in such violation or Conchart are the subject of any final order, judicial or administrative, obtained or issued by the United States Securities and Exchange Commission, for any securities violation involving fraud that in each case is reasonably likely to have a material adverse effect on GSL or GSLS; and

(e)	a material breach of the obligations of Conchart under this Deed that is reasonably likely to have a material adverse effect on GSL.

15.7	Conchart shall be entitled to terminate this Deed with immediate effect by giving notice to GSLS within a six (6) month period following a Change in Majority Interests or Control.

15.8	GSLS shall be entitled to terminate this Deed with immediate effect by giving notice to Conchart within a six (6) month period following a Conchart Change of Control.

15.9

This Deed shall terminate automatically in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either Party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors (any such event, an Insolvency).

15.10

On the termination, for whatever reason, of this Deed, Conchart shall arrange to deliver to GSLS, if so requested, and upon reasonable notice, the originals where possible, or otherwise certified copies, of all contracts, charters and all documents specifically relating the Vessels, the Brokerage Services and the Commercial Advisory Services provided under this Deed. Conchart will ensure that such documents will be available for a period of two (2) years following the termination of this Deed.

15.11

The termination of this Deed shall be without prejudice to all rights accrued between the Parties prior to the date of termination, including specifically the right of Conchart to receive the Brokerage Fee, with respect to any charter of a Vessel delivered thereunder for the period during which such charter continues beyond the date of such termination or any consummated / completed sale and purchase transaction of a Vessel (directly or via sale of a Controlling interest in the relevant Vessel Owner) prior to the date of such termination; provided that, in the event of termination of this Deed for Cause by GSLS pursuant to clause 15.5, no Brokerage Fee shall be due or payable to Conchart hereunder for any period after the date of such termination.

15.12

In addition to any other payments contemplated herein, (x) if this Deed is terminated by Conchart pursuant to any of Clauses 14.1, 14.2, 15.1, 15.2, 15.4, or 15.7 or (y) if this Deed terminates automatically pursuant to Clause 15.9 because of the Insolvency of GSLS, upon such termination Conchart shall be entitled to a lump sum payment in the amount set forth opposite such Clause reference in the following table:

Applicable Section Reference	Termination Payment

Clause 14.1	Six (6) times the average monthly Brokerage Fee paid or accrued to Conchart for the six (6) month period preceding such termination

Clause 14.2	Six (6) times the average monthly Brokerage Fee paid or accrued to Conchart for the six (6) month period preceding such termination

Clause 15.1	Twelve (12) times the average monthly Brokerage Fee paid or accrued to Conchart for the twelve (12) month period preceding such termination (or if this Deed has been in effect for a lesser period, such lesser period)

Clause 15.2	Twelve (12) times the average monthly Brokerage Fee paid or accrued to Conchart for the twelve (12) month period preceding such termination (or if this Deed has been in effect for a lesser period, such lesser period)

Clause 15.4	Twelve (12) times the average monthly Brokerage Fee paid or accrued to Conchart for the twelve (12) month period preceding such termination (or if this Deed has been in effect for a lesser period, such lesser period)

Clause 15.7	Six (6) times the average monthly Brokerage Fee paid or accrued to Conchart for the six (6) month period preceding such termination (or if this Deed has been in effect for a lesser period, such lesser period)

Clause 15.9	Twelve (12) times the average monthly Brokerage Fee paid or accrued to Conchart for the twelve (12) month period preceding such termination (or if this Deed has been in effect for a lesser period, such lesser period)

15.13

In addition to any other payments contemplated herein, (x) if this Deed is terminated by GSLS pursuant to any of Clauses 14.1, 14.2, 15.1, 15.5, or 15.8 or (y) if this Deed terminates automatically pursuant to the Insolvency of Conchart, upon such termination Conchart shall be entitled to a lump sum payment in the amount set forth opposite such Clause reference in the following table:

Applicable Section Reference	Termination Payment

Clause 14.1	Twelve (12) times the average monthly Brokerage Fee paid or accrued to Conchart for the twelve (12) month period preceding such termination

Clause 14.2	Twelve (12) times the average monthly Brokerage Fee paid or accrued to Conchart for the twelve (12) month period preceding such termination

Clause 15.1	Three (3) times the average monthly Brokerage Fee paid or accrued to Conchart for the three (3) month period preceding such termination (or if this Deed has been in effect for a lesser period, such lesser period)

Clause 15.5	None

Clause 15.8	Twelve (12) times the average monthly Brokerage Fee paid or accrued to Conchart for the twelve (12) month period preceding such termination (or if this Deed has been in effect for a lesser period, such lesser period)

Clause 15.9	Three (3) times the average monthly Brokerage Fee paid or accrued to Conchart for the three (3) month period preceding such termination (or if this Deed has been in effect for a lesser period, such lesser period)

15.14

This Agreement shall terminate (i) upon the sale of the last Vessel (directly or via sale of a Controlling interest in the relevant Vessel Owner) subject to the terms of this Agreement or (ii) if the last Vessel subject to the terms of this Agreement becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing; provided, however, that the foregoing shall not apply to the sale of the last Vessel pursuant to a sale/leaseback transaction. In the event that this Agreement is terminated pursuant to this clause 15.14, Conchart shall be entitled to a lump sum payment in the amount of three (3) times the average monthly Brokerage Fee paid or accrued to Conchart for the three (3) month period preceding such termination.

15.15	For the purpose of Clause 15.14 hereof:

(a)	the date upon which the last Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the relevant Vessel Owner ceases to be the registered owner of such Vessel;

(b)

the last Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with such Vessel’s underwriters in respect of its constructive total loss or if such agreement with such Vessel’s underwriters is not reached it is adjudged by a component tribunal that a constructive loss of such Vessel has occurred; and

(c)

the date upon which such Vessel is to be treated as declared missing shall be ten (10) days after such Vessel was last reported or when such Vessel is recorded as missing by such Vessel’s underwriters, whichever occurs first. A missing Vessel shall be deemed lost in accordance with the provisions of paragraph (ii) of Clause 15.14.

16	Notices

16.1	A notice or other communication given under this Deed (a Notice) shall be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by the Permitted Method to the Notified Address.

16.2

The Permitted Method means any of the methods set out in the first column below, the second column setting out the date on which a Notice given by such Permitted Method shall be deemed to be given provided the Notice is properly addressed and sent in full to the Notified Address:

(1) Permitted Method	(2) Date on which Notice deemed given
Personal delivery	When left at the Notified Address

Courier delivery	When left at the Notified Address

E-mail	When actually received by the recipient (or made available to the recipient) in readable form

16.3	The “Notified Address” (including fax number) of each of the Parties is the address set out below, or as subsequently notified to all Parties in writing:

(a)	to GSLS at:

Global Ship Lease Services Limited

Portland House

Stag Place

London, SW1E 5RS

E-mail address: notices@globalshiplease.com

Attention: Company Secretary

(b)	to Conchart at:

Conchart Commercial Inc.

3-5 Menandrou Str.

14561, Kifissia

Athens, Greece

E-mail address: popig@echart.gr

With a copy to: chartering@echart.gr

Attention: Mrs Popi Giannopoulou

or to such other address as is notified by one Party to the other Party under this Deed.

17	Entire Agreement

This Deed constitutes the entire agreement between the Parties and no promise, undertaking, representation, warranty or statement by either Party prior to the date stated above shall affect this Deed. Any modification of this Deed shall not be of any effect unless in writing signed by or on behalf of the Parties.

18	Partial Validity

If any provision of this Deed is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Deed to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

19	Confidentiality

19.1	Conchart shall keep confidential the Confidential Information disclosed to it by or on behalf of GSLS or howsoever otherwise obtained, developed or created by Conchart.

19.2	Conchart shall:

(a)	use the Confidential Information solely in connection with the performance of its obligations under this Deed; and

(b)	take all action reasonably necessary to secure the Confidential Information against theft, loss or unauthorised disclosure.

19.3	The restrictions on use or disclosure of Confidential Information in this clause 19 do not apply to information which is:

(a)	generally available in the public domain, other than as a result of Conchart’s breach of any obligation under this clause 19; or

(b)	lawfully acquired from a third party who owes no obligation of confidentiality in respect of the information; or

(c)	independently developed by Conchart, or was in Conchart’s lawful possession prior to receipt from GSLS.

19.4	Conchart may disclose the Confidential Information without the prior written consent of GSLS:

(a)

to its Affiliates and subcontractors, to whom disclosure is required for the performance of its obligations under this Deed, but only to the extent necessary to perform such obligations (together the Permitted Disclosees); or

(b)

if, and to the extent that, such information is required to be disclosed (including by way of an announcement) by the rules of any stock exchange or by any governmental, regulatory or supervisory body (including, without limitation, any taxation authority) or court of competent jurisdiction (Relevant Authority) to which GSLS or Conchart is subject, provided that Conchart shall, if it is not so prohibited by law, provide GSLS with prompt notice of any such requirement or request.

19.5	Conchart shall:

(a)

before disclosing Confidential Information to a Permitted Disclosee, to the extent reasonably practicable, notify GSLS in writing of the intended disclosure and the identity of the intended Permitted Disclosee;

(b)	ensure that such Permitted Disclosee is aware of and complies with Conchart’s obligations under this clause 19 as if it were the broker or commercial adviser; and

(c)	be responsible for the acts and omissions of any Permitted Disclosee in relation to the Confidential Information as if they were the acts or omissions of Conchart.

19.6

The Parties agree that damages may not be an adequate remedy for Conchart’s breach of this clause 19 and (to the extent permitted by the court) GSLS shall be entitled to seek an injunction or specific performance in respect of such breach.

20	Acts of the Technical Manager

Notwithstanding anything contained in this Deed to the contrary, GSLS shall have no liability, through indemnification or otherwise, for any damages, losses, or claims of any kind whatsoever of Conchart arising from or in any way related to the acts or omissions of the Technical Managers, nor shall Conchart have any right to terminate this Deed for any circumstance or event arising out of or in any way related to any acts or omissions of the Technical Managers.

21	Assignment and Transfer

21.1

GSLS may assign all of their rights under this Deed to a mortgagee of any of the Vessels provided that such assignment shall not otherwise prejudice the rights of Conchart under this Deed, including its rights to terminate this Deed pursuant to the terms hereof. Upon satisfaction of the condition set forth in the first sentence of this clause 21, Conchart hereby agrees to enter into an acknowledgment of such assignment in such form as the mortgagee may reasonably request.

21.2	Conchart may not assign all or any of its rights under this Deed without the prior written consent of GSLS.

21.3	Neither Party shall be entitled to transfer all or any of its obligations, duties or liabilities under this Deed unless:

(a)	the same is expressly permitted under the terms of this Deed; or

(b)	it has received the prior written consent of the other Party.

22	Governing Law and Jurisdiction

22.1

This Deed shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Deed shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this clause 22.

22.2	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

22.3

The reference shall to be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and gives notice that it has done so within the 14 days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

22.4	Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

22.5

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Mediation

22.6	Notwithstanding clause 22.1, above, the Parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Deed.

22.7	In the case of a dispute in respect of which arbitration has been commenced under clause 22.1 above, the following shall apply:

(a)

either Party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other Party of a written notice (the Mediation Notice) calling on the other Party to agree to mediation;

(b)

the other Party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the Parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either Party a mediator will be appointed promptly by the Arbitration Tribunal (the Tribunal) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the Parties may agree or, in the event of disagreement, as may be set by the mediator;

(c)

if the other Party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the Parties;

(d)	the mediation shall not affect the right of either Party to seek such relief or take such steps as it considers necessary to protect its interest;

(e)

either Party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration;

(f)	unless otherwise agreed or specified in the mediation terms, each Party shall bear its own costs incurred in the mediation and the Parties shall share equally the mediator’s costs and expenses; and

(g)

the mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

23	Guarantee

23.1

GSL hereby irrevocably, absolutely and unconditionally guarantees to Conchart the full payment and performance by GSLS of all of GSLS’ liabilities and obligations under this Deed (all such liabilities and obligations of GSLS being the GSLS Obligations) when and as the same are to be paid or performed, as the case may be. GSL’s obligations hereunder shall not be affected by any facts or circumstances that might constitute a discharge of or defence to any GSLS Obligation available to GSL but not available to GSLS, and GSL hereby expressly waives and renounces any and all such discharges and defences.

24	Date of commencement of this Agreement

24.1

This Agreement shall become effective (the “Effective Date”) on the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Poseidon Containers Holdings LLC, K&T Marine LLC, GSL, and the other parties named therein (the “Closing”); provided, however, that if the Closing does not occur this Agreement will be of no force and effect.

This Deed has been executed as a deed, and it has been delivered on the date stated at the beginning of this Deed.

Schedule 1

Vessels

Name	IMO Number
CMA CGM Matisse	9192428

CMA CGM Utrillo	9192430

Delmas Keta	9225782

GSL Julie	9225770

Kumasi	9220859

Marie Delmas	9220847

CMA CGM La Tour	9224946

CMA CGM Manet	9224958

CMA CGM Alcazar	9335197

CMA CGM Chateau d’If	9335202

CMA CGM Thalassa	9356294

CMA CGM Jamaica	9326770

CMA CGM Sambhar	9295969

CMA CGM America	9295971

GSL Tianjin	9285471

OOCL Qingdao	9256470

GSL Ningbo	9256482

CMA CGM Berlioz	9222297

Schedule 2

List of Approved Charterers

1	Maersk Line / Hamburg Sud, and Affiliates (including MCC)

2	CMA CGM / APL, and Affiliates

3	MSC

4	Evergreen

5	ZIM

6	Hapag Lloyd / UASC / CSAV

7	Yang Ming

8	COSCO / OOCL, and Affiliates

9	PIL

10	ONE (NYK / MOL / K-Line)

11	Wan Hai

12	KMTC

13	Sea Consortium / X-Press Feeders

Schedule 3

List of Vessel Existing Charterparties

Vessel Name	Capacity in TEUs	Year Built	Charterer	Earliest Charter Expiry	Daily Charter Rate $
CMA VESSELS
CMA CGM Matisse	2,262	1999	CMA CGM	September 21, 2019	15,300
CMA CGM Utrillo	2,262	1999	CMA CGM	September 11, 2019	15,300
Delmas Keta	2,207	2003	CMA CGM	August 6, 2018	7,800
GSL Julie	2,207	2002	CMA CGM	July 28, 2018	7,800
Kumasi	2,207	2002	CMA CGM	October 2, 2020	9,800
Marie Delmas	2,207	2002	CMA CGM	October 2, 2020	9,800
CMA CGM La Tour	2,272	2001	CMA CGM	September 20, 2019	15,300
CMA CGM Manet	2,272	2001	CMA CGM	September 7, 2019	15,300
CMA CGM Alcazar	5,089	2007	CMA CGM	October 18, 2020	33,750
CMA CGM Chateau d’If	5,089	2007	CMA CGM	October 11, 2020	33,750
CMA CGM Thalassa	11,040	2008	CMA CGM	October 1, 2025	47,200
CMA CGM Jamaica	4,298	2006	CMA CGM	September 17, 2022	25,350
CMA CGM Sambhar	4,045	2006	CMA CGM	September 16, 2022	25,350
CMA CGM America	4,045	2006	CMA CGM	September 19, 2022	25,350
CMA CGM Berlioz	6,621	2001	CMA CGM	May 28, 2021	34,000
GSL Tianjin	8,063	2005	CMA CGM	September 26, 2018	11,900
NON-CMA VESSELS
OOCL Qingdao	8,063	2004	OOCL	January 1, 2019	14,000
GSL Ningbo	8,063	2004	OOCL	September 17, 2018	34,500

SIGNATORIES

GSLS

EXECUTED as a DEED by
GLOBAL SHIP LEASE SERVICES LIMITED
acting by Ian James Webber, a director
and Thomas Arthur Lister, a director	/s/ Ian James Webber
Director

/s/ Thomas Arthur Lister
Director
GSL

EXECUTED as a DEED by
GLOBAL SHIP LEASE, INC.
acting by Ian James Webber, an authorised signatory	/s/ Ian James Webber
and Thomas Arthur Lister, an authorised signatory	Authorised signatory

/s/ Thomas Arthur Lister
Authorised signatory
Conchart
EXECUTED as a DEED by
CONCHART COMMERCIAL INC.
acting by Dimitrios Tsiaklagkanos, Sole Director,	/s/ Dimitrios Tsiaklagkanos
in the presence of Mrs. Aikaterini Emmanouil, attorney-at-law Address: Alassia Building, 13 Defteras Merarchias St., GR 185.35 Piraeus, Greece